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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
COBIZ INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CoBiz Inc.
821 17th Street
Denver, CO 80202

April 11, 2002

Dear Fellow Shareholder:

        This year's Annual Meeting of Shareholders of CoBiz Inc., a Colorado corporation (the "Company"), will be held at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202 on May 15, 2002 at 8:00 a.m., M.D.T. You are cordially invited to attend. The matters to be considered at the meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Shareholders. The Company's Board of Directors recommends that you vote: (i) FOR the proposal to Amend our Articles of Incorporation and Bylaws to eliminate staggered terms for directors and require the annual election of all directors; (ii) FOR the election of management's four nominees to serve as directors of the Company, (iii) FOR the proposal to Approve the CoBiz, Inc. 2002 Equity Incentive Plan, and (iv) FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

        To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should sign, date and return the enclosed proxy as soon as possible. Your vote is important.

        At the Annual Meeting, I will review the Company's activities during the past year and its plans for the future. Shareholders will be given the opportunity to address questions to the Company's management. I hope you will be able to join us.

                      Sincerely,

                      Steven Bangert
                       Chairman of the Board and
                      Chief Executive Officer

COBIZ INC.

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

to be held on May 15, 2002

TO THE SHAREHOLDERS OF COBIZ INC.:

        Notice is hereby given that the Annual Meeting of Shareholders of CoBiz Inc., a Colorado corporation (the "Company"), will be held at 8:00 a.m., M.D.T., on May 15, 2002, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado, for the following purposes:

  1.
  To consider and vote on approval of amendments to the Articles of Incorporation and Bylaws to eliminate staggered terms for directors and require the annual election of all directors;

  2.
  To elect four directors;

  3.
  To consider and vote on approval of the CoBiz, Inc. 2002 Equity Incentive Plan;

  4.
  To consider and vote on the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

  5.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on April 9, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record as of the close of business on that date are entitled to notice of and to vote at the meeting.

        We encourage you to take part in the affairs of your Company either by attending the meeting in person or by executing and returning the enclosed proxy.

                      By Order of the Board of Directors,

                      Richard J. Dalton
                       Executive Vice President,
                      Chief Financial Officer And Secretary

Dated: April 11, 2002

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

COBIZ INC.

PROXY STATEMENT

For
ANNUAL MEETING OF SHAREHOLDERS
to be held on May 15, 2002

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CoBiz Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on May 15, 2002, at 8:00 a.m., local time, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202, and at any adjournment thereof.

GENERAL INFORMATION

        A shareholder submitting the enclosed proxy may revoke it at any time before his or her vote is cast at the Annual Meeting by delivering to the Secretary of the Company a written notice of termination of the proxy's authority or of a duly executed proxy bearing a later date or by voting in person at the meeting. Shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in the manner directed by the shareholder granting such proxy. If no direction is made in the proxy, the shares represented by the proxy will be voted as recommended by the Board of Directors. This Proxy Statement and the accompanying form of proxy are first being transmitted or delivered to holders of the Company's common stock ("Common Stock") beginning on or about April 11, 2002, together with the Company's 2001 Annual Report to Shareholders.

        Only shareholders of record at the close of business on April 9, 2002 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. As of that date, there were 13,149,597 shares of Common Stock outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares as to which the shareholder instructs the proxy to abstain from voting on any matter or withholding authority to vote for a director will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting but as not voted for purposes of determining the approval of any such matter or the election of directors. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a "broker non-vote"), those shares will be treated in the same manner as abstentions.

        The Company's bylaws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of shareholders, present in person or represented by proxy, shall constitute a quorum. The proposed amendments to the Company's Articles of Incorporation and Bylaws must be approved by the affirmative vote of 75% of the outstanding shares of Common Stock. Therefore, an abstention, a broker non-vote or a failure to submit a proxy has the same effect as a vote against those amendments. Directors are elected by plurality vote (i.e., the four persons who receive the most votes will be elected). The proposal to adopt the 2002 Equity Incentive Plan and the proposal to ratify the selection of the Company's independent auditors will be approved if more votes are cast for the proposal than are cast against it. Accordingly, an abstention, a broker non-vote or a failure to submit a proxy has no effect on the outcome of the election of directors or the votes on those proposals (assuming a quorum is present).

        All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone calls or facsimile transmissions.

        The Company's principal executive offices are located at 821 17th Street, Denver, Colorado 80202.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

1.    Proposal to Amend Articles of Incorporation and Bylaws to Eliminate Staggered Terms for Directors and Require the Annual Election of All Directors

        The Company's Articles of Incorporation and Bylaws currently provide for three classes of directors who serve for staggered terms of three years each. At each annual meeting of shareholders, one class of directors is elected to serve for the next three years. The purpose of this board structure was to provide stability and continuity on the Board. Staggered terms are also thought to constitute an "anti-takeover" device because it would take three years to replace the whole Board through the normal voting process.

        Based on the Company's experience since it became a public company, the Board no longer believes that a classified Board is necessary to achieve stability and continuity. The composition of the Board has remained quite stable and the Company does not anticipate any difficulty in maintaining the quality of the directors. Nor does the Board believe that the staggered three-year terms are important as an anti-takeover protection given the elaborate regulatory procedures that must be complied with in order to acquire control of a bank holding company. For the past several years, a shareholder has submitted a proposal requesting the Board to take action to amend the Articles of Incorporation to provide for the election of all directors annually. Although those proposals have not been adopted, they received significant shareholder support.

        After considering all of the foregoing, the Board of Directors has approved and recommended to the shareholders amendments to the Articles of Incorporation and Bylaws that would eliminate the classification of directors. The amendments would not shorten the term of any previously elected director. If the amendments are adopted, the four directors elected at this year's annual meeting would be elected for a one-year term, in 2003 the shareholders would elect eight directors for a one-year term and thereafter all directors would be elected annually for a one-year term.

        The amendment to the Articles of Incorporation would amend Article V of the Articles to read in its entirety as follows:

ARTICLE V
 Board of Directors

          The number of directors of the Corporation which shall constitute the entire Board of Directors shall not be less than three directors. The exact number of directors shall be fixed from time to time by resolution adopted by a majority of the entire Board of Directors. Each director shall hold office until the next annual meeting of shareholders following his or her election and until his or her successor is duly elected and qualified; provided that any director who was elected for a three-year term under a prior version of this Article V shall continue to hold office for the balance of the term for which he or she was elected and until his or her successor is duly elected and qualified.

The amendment to the Bylaws would amend Section 2.2 of the Bylaws to read in its entirety as follows:

          Section 2.2    Number.    Subject to the provisions of the Articles of Incorporation, the number of directors shall be fixed from time to time by resolution adopted by a majority of the entire Board of Directors.

        Under our Articles of Incorporation and Bylaws, the sections providing for a classified board can only be amended with the affirmative vote of 75% of the outstanding shares of common stock. Accordingly, in order to be validly adopted, the amendments set forth above must receive the approval of 75% of the outstanding shares. Those amendments would eliminate the 75% approval requirement prospectively so that any future changes in Article V of the Articles of Incorporation could be approved by the normal shareholder vote required for amendments to the Articles (a majority of the votes cast at a meeting at which a quorum is present) and any future change in Section 2.2 of the Bylaws could be approved by the Board of Directors.

        The Board of Directors recommends a vote FOR the amendments to the Articles of Incorporation and Bylaws eliminating staggered terms and providing for the annual election of all directors.

2.    Election of Directors

        The business and affairs of the Company are managed under the direction of its Board of Directors, which is comprised of eleven members. Under the Company's Articles of Incorporation and Bylaws as currently in effect, the Board of Directors is divided into three classes, and each year the shareholders elect directors of one class to serve a three-year term. The terms of the four Class I directors expire this year. If the amendments to the Articles of Incorporation and Bylaws described above are adopted, this classified board structure will be eliminated. In that event, at the annual meeting we will elect four directors for a one-year term and the remaining seven directors will continue to serve for the balances of their current terms (until the 2003 or 2004 annual meeting). If those amendments are not adopted, at the annual meeting we will elect four Class I directors to serve a three-year term ending at the 2005 annual meeting of shareholders (or when their successors are elected and qualified).

        Jonathan C. Lorenz, Mark S. Kipnis, Alan R. Kennedy, and Virginia K. Berkeley are the incumbent Class I directors, and each of them is being nominated for re-election at the Annual Meeting. Each of the nominees has indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. The terms of the incumbent Class II and Class III directors expire at the 2003 and 2004 Annual Meetings, respectively.

        The Board of Directors recommends a vote FOR the election of Mr. Lorenz, Mr. Kipnis, Mr. Kennedy and Ms. Berkeley.

        Information regarding the directors of the Company is set forth below:

Name	Age	Expiration of Term
Steven Bangert	45	2003
Virginia K. Berkeley	49	2002
Michael B. Burgamy	56	2004
Alan R. Kennedy	59	2002
Mark S. Kipnis	54	2002
Thomas M. Longust	60	2003
Jonathan C. Lorenz	50	2002
Harold F. Mosanko	62	2004
Howard R. Ross	75	2004
Noel N. Rothman	72	2003
Timothy J. Travis	57	2003

        Steven Bangert has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since September 1994. He also serves as Chairman of the Board of the Company's wholly owned subsidiary American Business Bank, N.A. (the "Bank") and as a director of Colorado Business Leasing, Inc. ("CBL") and CoBiz GMB, Inc., which are direct or indirect subsidiaries of the Company. From August 1992 to March 1999, Mr. Bangert served as President and a director of Western Capital Holdings, Inc. ("Western Capital"), formerly the bank holding company for River Valley Bank—Texas, located in McAllen, Texas. From March 1992 to July 1998, Mr. Bangert also served as Chairman of the Board of River Valley Bank—Texas, and, from April 1988 to July 1994, he served as Vice Chairman of the Board and Chief Executive Officer of River Valley Savings Bank—Illinois, a financial institution with locations in Chicago and Peoria, Illinois. From February 1994 to July 1998, Mr. Bangert served as a director and member of the Executive Committee of Lafayette American Bank. He holds a B.S. degree in business administration from the University of Nebraska—Lincoln.

        Virginia K. Berkeley has served as President of Colorado Business Bank—Denver (the branches of the Bank located in downtown Denver) since May 1995 and as a director of the Company since October 1995. Ms. Berkeley served as Senior Vice President and Manager of Business Banking of Bank One, Denver from January 1994 to May 1995. From December 1986 to January 1994, Ms. Berkeley held several positions with Colorado National Bank ("CNB"), including President of CNB—Tech Center and CNB—Northeast. Ms. Berkeley holds a B.S. degree in economics from Purdue University and an M.B.A. from the University of Oklahoma.

        Michael B. Burgamy has served as a director of the Company and the Bank since May 1998. From 1999 to April 2001, Mr. Burgamy served as the Chief Financial Officer of Colibri Holding Corporation, a manufacturer of pet products and garden supplies. In April 2001, Mr. Burgamy became a director of Colibri Holding Corporation. From 1991 to 1999, Mr. Burgamy served as the President of Perky-Pet Products Co., a manufacturer of pet products and supplies. From January 1976 to November 1994, he was President of CGS Distributing, Inc., a wholesale distributor of lawn and garden supplies. He holds a B.S. degree in engineering management from the United States Air Force Academy.

        Alan R. Kennedy has served as a director of the Company since the Company's acquisition of First Capital Bank of Arizona ("First Capital") in March 2001. From August 1996 until March 2001, Mr. Kennedy served as a director of First Capital. Mr. Kennedy is an owner and a board member of the DeHaven Companies, a home building and commercial real estate development business headquartered in Phoenix, Arizona, that he founded in 1980. From 1990 through 1992, Mr. Kennedy was a member of the Phoenix City Council and served as Vice Mayor during 1991. He obtained two Bachelors Degrees from Ohio State University and a Masters Degree from Arizona State University.

        Mark S. Kipnis has served as a director of the Company since September 1994. Since January 1998, he has also served as Vice President, Secretary and Corporate Counsel for Hollinger International Inc., a newspaper publishing company that is publicly traded on the New York Stock Exchange. From January 1979 to December 1997, Mr. Kipnis was a partner of the Chicago-based law firm of Holleb & Coff. Prior to attending law school, Mr. Kipnis was a Certified Public Accountant with Price Waterhouse and Company. He holds a B.S. degree in accounting from the University of Illinois and a J.D. degree from Northwestern University School of Law.

        Thomas M. Longust has served as a director of the Company since the Company's acquisition of First Capital in March 2001. From August 1996 until March 2001, Mr. Longust served as a director of First Capital. Mr. Longust is the Chairman and Chief Executive Officer of Longust Distributing Inc., a distributing company headquartered in Phoenix, Arizona, which he founded in 1973. Longust Distributing Inc. is a distributor of floor covering products for Mannington Industries and for the Shaw Mark Division of Shaw Industries. It is also a major importer of ceramic tiles from Europe and South America. Prior to that time, Mr. Longust held management positions at Monsanto and Olin Industries and was an instructor at St. Louis University Business School. Mr. Longust received a Bachelor and a Masters Degree in Finance and Economics from St. Louis University and has completed course work toward a PhD from the same university.

        Jonathan C. Lorenz has served as President and Vice Chairman of the Board of Directors of the Company since March 1995. He also serves as Vice Chairman of the Board and Chief Executive Officer of the Bank. In addition, he is a director of CBL, CoBiz Insurance, Inc., CoBiz Connect, Inc. and CoBiz GMB, Inc., which are direct or indirect subsidiaries of the Company. From June 1993 to March 1995, Mr. Lorenz pursued various business investment opportunities, including the formation of First Western Growth Fund, a small business investment company. Mr. Lorenz was employed by CNB in various capacities from September 1976 to June 1993. Mr. Lorenz' last position with CNB was Senior Vice President and Manager of Corporate Banking. He holds a B.A. degree in political science and an M.B.A. from the University of Colorado.

        Harold F. Mosanko served as First Capital's Chief Executive Officer from 1995 until First Capital's merger into the Bank in September 2001. He became a director of the Company upon the completion of the Company's acquisition of First Capital in March 2001. He has also served as a Vice Chairman of the Bank since February 2002. Prior to 1995, he had 25 years of banking experience at Valley National Bank of Arizona ("Valley"). His experience included Branch Manager, Credit Administrator and Manager of the Credit Evaluation Department of the Audit Division. In 1982, Mr. Mosanko left Valley and became a principal in a financial services firm that was active in mergers and acquisitions and financial securities. Mr. Mosanko subsequently returned to Valley in 1984. His last position with Valley was Executive Vice President and Group Manager for the commercial lending group. He attended the Detroit College of Business.

        Howard R. Ross has served as a director of the Company since September 1994 and as a director of the Bank since March 1995. Mr. Ross is a private investor and has served as President of H.R. Financial, Inc., a closely held investment company in which he is the principal shareholder, since May 1994. From August 1992 to March 1999, Mr. Ross served as a director of Western Capital, and, from August 1992 to July 1995, he served as Vice Chairman of the Board of River Valley Bank—Texas. He holds a B.S. degree in mechanical engineering from the Illinois Institute of Technology.

        Noel N. Rothman has served as a director of the Company since September 1994. Mr. Rothman is a private investor and has served as President of Namtor, Inc. ("Namtor"), a closely held business services company in which he has been a principal shareholder, since September 1985. Mr. Rothman attended Wayne State University.

        Timothy J. Travis has served as a director of the Company since May 1998. Since November 1981, Mr. Travis has been the President and Chief Executive Officer of Eaton Metal Products Company, with which he has been employed since 1963. Mr. Travis is also President of the Denver Area Council of Boy Scouts of America.

3.    Proposal to Approve the CoBiz, Inc. 2002 Equity Incentive Plan

        The CoBiz, Inc. 2002 Equity Incentive Plan (the "Plan") provides for the granting of options to purchase a maximum of 650,000 shares of the Company's common stock to employees, directors and consultants of the Company and its subsidiaries. The purpose of the Plan is to enable the Company to attract and retain quality employees, directors and consultants by giving them an opportunity to acquire a proprietary interest in the Company and thereby create a more direct interest in the future success of the Company.

        Two types of options may be granted under the Plan: "incentive stock options" and "non-statutory stock options." The incentive stock options are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and may only be granted to employees.

        The Plan is administered by a committee (the "Committee") appointed by the Board of Directors that consists of different persons depending on the optionee. If the optionee is an officer, director or

10% shareholder of the Company who is subject to the beneficial ownership reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Committee consists, in the Board of Directors' discretion, of either two non-employee directors (as defined in Rule 16b-3 under the Exchange Act) or the entire Board. If the optionee may be subject to Section 162(m) of the Internal Revenue Code (which limits the deductibility by the corporation of certain compensation paid to employees), the Board, in its discretion, may designate a Committee consisting solely of two or more outside directors as required by the regulations under that section. In all other cases, the Committee will consist of one or more members of the Board, as determined by the Board. All Committee members will be appointed by the Board.

        The Committee will determine the employees, directors and consultants to whom options are granted and, subject to the Plan, the terms and conditions of each option. Option exercise prices for incentive stock options may not be less than 100% of the fair market value of the shares on the date of grant and the option exercise period may not exceed ten years, except that, with respect to incentive stock options awarded to employees holding 10% or more of the combined voting power of the Company, the option exercise price may not be less than 110% of the fair market value of the shares on the date of grant and the exercise period may not exceed five years. The exercise price of a non-statutory stock option may not be less than 85% of the fair market value of the shares on the date of grant and the option exercise period may not exceed ten years. The aggregate fair market value of the stock with respect to which incentive options are exercisable for the first time by any optionee in any calendar year under all Company plans cannot exceed $100,000, determined as of the date of grant. Vesting of options granted under the Plan is determined by the Committee at the time of grant. The exercise price of the options generally may be paid in cash or in shares of the Company's common stock, valued at fair market value on the exercise date, or any combination of cash and stock.

        Incentive options granted under the Plan terminate three months after termination of service of the optionee (other than termination due to death or disability, in which event options which were exercisable on the date of death or disability continue to be exercisable for a period of one year after that date), subject to the earlier expiration of the option term. Non-statutory options are expected to contain similar termination provisions, but the Committee, in its discretion, could vary those provisions for a non-statutory option. Options may be exercised only by the optionee or, in the case of death or disability, his or her estate, personal representative or designated beneficiary. The Committee has the right to impose other restrictions on the exercise of options. Options are generally not transferable during the lifetime of the optionee.

        The Plan has a stated term of ten years from the date of shareholder approval. It may be amended or terminated by the Board of Directors at any time, but unless approved by the shareholders, no action of the Board of Directors may increase the maximum number of shares which may be issued under the Plan (except as permitted by certain anti-dilution provisions), extend the maximum period during which any award may be granted or exercised or increase the benefits accruing to an optionee. All proceeds from the sale of shares pursuant to options granted under the Plan will constitute general funds of the Company.

        The number of employees which the Company deems eligible to be granted options under the Plan as of the date of this Proxy Statement is 327. As of March 18, 2002 the closing per share price of the Company's Common Stock was $15.75.

        There are generally no federal income tax consequences to the Company by reason of the grant of options under the Plan. If the optionee recognizes ordinary income as a result of the exercise of an option or the subsequent disposition of the stock acquired upon exercise, the Company is entitled to a business expense deduction for the year in which income is recognized by the optionee (subject to the reasonableness of the amount of income to the optionee as a result of the exercise, considered as a part of the optionee's compensation). In the case of a non-statutory option, the optionee recognizes ordinary income upon exercise of the option in an amount equal to the excess of the fair market value over the exercise price of the shares acquired. In the case of incentive stock options, the optionee will not recognize ordinary income upon exercise of the option unless the shares are transferred prior to either two years from the date of option grant or one year from the date option stock is issued to the optionee. If such a transfer is made, the amount of ordinary income will be the lesser of (i) the excess of fair market value on the date of exercise over the exercise price or (ii) the optionee's actual gain, if any, on the purchase and sale. If no such transfer is made, the optionee generally will recognize capital gain on the disposition of the shares equal to the excess of the amount realized over his or her basis in the shares and the Company will not be entitled to any deduction.

        A copy of the Plan is attached to this Proxy Statement as Annex A.

The Board of Directors recommends a vote FOR the adoption of the Plan.

4.    Ratification of Independent Accountants

        The Board of Directors has appointed Deloitte & Touche LLP as the Company's independent accountants for the year ending December 31, 2002. Deloitte & Touche LLP has no relationship with the Company other than that arising from its engagement as independent accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

        The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for the year ending December 31, 2002.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors of the Company has standing Executive, Audit and Compensation Committees. The Board of Directors has no standing nominating committee.

Executive Committee

        The Executive Committee is authorized to exercise certain of the powers of the Board of Directors, subject to ratification by the full Board of Directors, and meets as needed, usually in situations where it is not feasible to take action by the full Board of Directors. The Executive Committee is comprised of Messrs. Ross, Lorenz and Bangert.

Audit Committee

        The Audit Committee operates pursuant to a written Charter adopted by the Company's Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of the Company. The Audit Committee recommends the independent auditor for appointment by the Board. The Audit Committee also aids management in the establishment and supervision of the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent accountants prior to the presentation of financial statements to shareholders, initiates, as appropriate, inquiries into aspects of the Company's financial affairs and performs such other functions as the Board of Directors may direct.

        The Audit Committee consists of three members, Messrs. Ross, Burgamy and Kipinis, all of whom are "independent" under the Nasdaq listing standards as currently in effect. The Committee members do not have any relationship to the Company that may interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the Committee members are current officers or employees of the Company or its affiliates.

Compensation Committee

        The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers and employees, administers the Company's 1995, 1997 and 1998 Stock Incentive Plans and performs such other functions as the Board of Directors may direct. The Compensation Committee is comprised of Messrs. Ross, Rothman and Travis.

Compensation Committee Interlocks and Insider Participation

        No officer or employee of the Company or any of its subsidiaries served as a member of the Compensation Committee during 2001. Further, no executive officer of the Company served on the compensation committee or as a director of any other entity one of whose executive officers served as a director or on the Compensation Committee of the Board of Directors of the Company.

        In the past, H.R. Financial, an entity controlled by Mr. Ross, purchased participations in loans originated by us that we did not fund fully because of our legal lending limit or in order to manage portfolio concentration. At December 31, 2001, there was no participation sold balance to H.R. Financial. The maximum balance sold to H.R. Financial during 2001 was $550,000, with an aggregate commitment amount of $1 million. We believe that the terms of this participation was commensurate with terms that would be negotiated in similar transactions between unrelated third parties. H.R. Financial received interest on the portion of the loan funded by them at the same rate as the Bank on the portion it funded. In addition, they received a share of origination fees for such loan.

        We currently lease approximately 47,000 square feet of our downtown Denver facility from Kesef, LLC ("Kesef"), an entity in which Evan Makovsky (a director of the Bank) owns 20%, for approximately $88,000 per month. Jack Stern (a director of the Bank) and Messrs. Bangert, Lorenz, Ross and Rothman (through Namtor-Denver Property LLC—"Namtor") each previously owned a 16% interest in Kesef, but sold their interests in 2002. Kesef purchased the building in January 1998. The initial term of this lease is ten years, with an option to renew for an additional ten-year term at current market rates. In September 2001, we amended the lease to include an additional 11,000 square feet for approximately $18,000 per month. The commencement date for the additional premises is June 2002.

        In July 1997, the Bank committed to purchase up to $500,000 of limited partnership interests in Prairie Capital Mezzanine Fund, L.P. ("Prairie Capital,") an investment fund having $24 million in total capital commitments, that makes subordinated debt and preferred stock investments in a wide variety of small businesses throughout the United States. Prairie Capital is licensed as a Small Business Investment Company. We intend to refer companies in our area requiring this type of investment capital to Prairie Capital. As of December 31, 2001, the Bank's aggregate investment in Prairie Capital was $450,000, and the Bank was subject to additional capital calls pursuant to which it may be required to invest additional capital of $50,000 in Prairie Capital. Messrs. Bangert and Ross, Mr. Ross' wife and Namtor, have made individual capital commitments to Prairie Capital in amounts of $2 million, $2 million, $50,000 and $1.5 million, respectively, and own interests in Prairie Capital proportionate to their capital commitments. Messrs. Bangert and Ross are members of the advisory board of Prairie Capital. The general partner of Prairie Capital has agreed to make certain payments to the Bank, Messrs. Bangert and Ross, Mrs. Ross and Namtor (pro rata, in proportion to their respective investments in Prairie Capital) following the liquidation of Prairie Capital in the event that they do not realize an internal rate of return of at least 25% on their respective investments.

        In addition, the Bank has committed $1,000,000 to a second fund, Prairie Capital Mezzanine Fund II, L.P. ("Prairie Capital II,"). As of December 31, 2001 the Bank's aggregate investment in

Prairie Capital II was $300,000, and the Bank was subject to additional capital calls pursuant to which it may be required to invest additional capital of $700,000 in Prairie Capital II. Messrs. Bangert, Ross, Rothman and Burgamy have beneficial interests and capital commitments to Prairie Capital II in amounts of $2 million, $3.5 million, $780,000 and $500,000, respectively, and own interests in Prairie Capital II proportionate to their capital commitments. The general partner of Prairie Capital II has not made any guarantees regarding the financial returns of this fund. Messrs. Bangert and Ross are members of the advisory board of Prairie Capital II.

MEETINGS OF THE BOARD AND COMMITTEES

        During 2001, the Board of Directors held four meetings, the Executive Committee held no meetings, the Audit Committee held four meetings and the Compensation Committee held two meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served.

MANAGEMENT

Executive Officers

        Information regarding executive officers of the Company is set forth below:

Name	Age	Position
Steven Bangert	45	Chairman of the Board and Chief Executive Officer
Jonathan C. Lorenz	50	Vice Chairman of the Board and President
Richard J. Dalton	45	Executive Vice President and Chief Financial Officer
Kevin W. Ahern	39	Senior Vice President
Lyne B. Andrich	35	Senior Vice President and Controller

        Biographical information for Messrs. Bangert and Lorenz is set forth above under "Election of Directors."

        Richard J. Dalton has served as the Executive Vice President and Chief Financial Officer of the Company since January 1997. He is also a director of CoBiz Insurance, Inc., a subsidiary of the Company. From August 1992 to January 1998, Mr. Dalton was the Vice President of Western Capital. From August 1992 to June 1998, Mr. Dalton served as the President and Chief Executive Officer of River Valley Bank—Texas. He holds a B.S. degree in business administration from the University of Southern Colorado and an M.B.A. from the University of Colorado.

        Kevin W. Ahern has served as Senior Vice President of the Company since April 2000 and is responsible for building and managing fee-based business lines for the Company. He is a director of CoBiz Connect, Inc., CoBiz Insurance, Inc. and CoBiz GMB, Inc., all subsidiaries of the Company. From April 1997 to March 2000, Mr. Ahern was employed by Sterling Capital, Ltd. of Northbrook, Illinois, a private equity, venture capital and real estate investment firm, where he was a member of Sterling Finance Management, LLC, a consultant to Sterling Asset Management, L.L.C. and Sterling Venture Partners, L.P. and worked on a number of specialty-finance related private equity transactions. From December 1991 to March 1997, Mr. Ahern was a Vice President and Senior Portfolio Manager for ING Investment Management in Denver, Colorado. He holds a B.S. degree in business administration from the University of Northern Colorado, an M.B.A. from the University of Connecticut and is a Chartered Financial Analyst.

        Lyne B. Andrich has served as Senior Vice President of the Company since July 1999 and Vice President and Controller of the Company since May 1997. She is also a director of CoBiz

Insurance, Inc., a subsidiary of the Company. From November 1995 to May 1997, Ms. Andrich was a regional reporting manager for Key Bank of the Rocky Mountains. From June 1989 to November 1995, Ms. Andrich held several positions with Bank One, Colorado, N.A., including Assistant Controller, Financial Reporting Manager and internal auditor. She holds a B.S. degree in accounting from the University of Florida and is licensed as a Certified Public Accountant in the State of Colorado.

Key Employees

        Information regarding certain key employees of the Company is set forth below:

Name	Age	Position
Harold F. Mosanko	62	Vice Chairman of the Board of American Business Bank, N.A.
Virginia K. Berkeley	49	President of Colorado Business Bank—Denver and Director
Darrell J. Schulte	47	President of Colorado Business Bank—Littleton
Charles E. Holmes	45	President of Colorado Business Bank—Boulder
Andrew L. Bacon	46	President of Colorado Business Bank—West
James R. Conley	42	President of Colorado Business Bank—DTC
Randal Garman	50	President of Colorado Business Bank of the Rockies
K. Denise Albrecht	49	President of CoBiz Private Asset Management
Kevin G. Quinn	41	President of Arizona Business Bank

        Biographical Information for Mr. Mosanko and Ms. Berkeley is set forth above under "Election of Directors."

        Darrell J. Schulte has served as President of Colorado Business Bank—Littleton (the branches of the Bank located in Littleton, Colorado) since May 1985. Mr. Schulte has been employed in the banking industry for 22 years. He holds a B.S. degree in finance from Colorado State University.

        Charles E. Holmes has served as President of Colorado Business Bank—Boulder (the branches of the Bank located in Boulder, Colorado) since June 1995. He also serves as a director of the Bank. Mr. Holmes has been employed in the banking industry for 21 years. Mr. Holmes served as Vice President and Manager of Commercial Lending at Bank One—Boulder from June 1992 to June 1995, where he was responsible for a $300 million loan portfolio. He holds a B.S. degree in business administration from Oklahoma State University.

        Andrew L. Bacon has served as President of Colorado Business Bank—West (the branch of the Bank located in Golden, Colorado) since November 1997. From March 1997 to September 1997, Mr. Bacon served as Senior Vice President of UMB Bank. From June 1988 to December 1996, Mr. Bacon served as Senior Vice President in charge of the Commercial Banking Division at Norwest Bank—Golden. Mr. Bacon holds a B.S. degree in business administration with a concentration in finance, from Colorado State University.

        James R. Conley has served as President of Colorado Business Bank—DTC (the branch of the Bank located in the Denver Technological Center in Englewood, Colorado) since April 2001. From September 1998 to April 2001, Mr. Conley was a Senior Vice President of the Company. Mr. Conley was with HealthONE from 1990 to 1998, serving as Vice President of Outreach Services from 1995 to 1998. In that capacity, he was responsible for overseeing the generation of $180 million in revenues from patient care to the five HealthONE hospitals for patients who reside outside of metro Denver.

Prior to that time he spent five years at United Bank of Denver as a Vice President of Private Banking where he provided financing and cash management services to the Denver health care community. Mr. Conley holds a degree from Southern Illinois University.

        Randal Garman has served as President of Colorado Business Bank of the Rockies (the branch of the Bank located in Edwards, Colorado, just west of Vail) since April 1999. From 1978 to present, Mr. Garman has been serving as President of R. Garman, Inc., a retail enterprise. Mr. Garman has also served as Chairman of First Bank of Eagle County. He holds a B.S. degree from the University of Colorado.

        K. Denise Albrecht has served as the President of Community Trust Division of the Company since October 1997. From May 1993 to October 1997, Ms. Albrecht served as Senior Vice President and Denver Market Manager of the Trust Department of Bank One, Colorado, N.A. Ms. Albrecht was employed, in several capacities, with CNB from December 1988 to May 1993. From January 1993 to May 1993, Ms. Albrecht served as President of Colorado Capital Advisors, a subsidiary of CNB, and, from September 1988 to January 1993, she served as Vice President and Institutional Services Division Manager for CNB. She holds a B.S. degree in business administration and an M.B.A. from Northern Michigan University.

        Kevin G. Quinn has served as President of Arizona Business Bank (the branches of the Bank located in Arizona) since April 2001. Previously, Mr. Quinn served as President of Colorado Business Bank—DTC from May 1998 to April 2001. Prior to joining the Company, Mr. Quinn had been employed by Norwest Bank of Colorado since June 1988. From June 1988 to May 1998, Mr. Quinn was a Senior Vice President of Norwest, responsible for a private banking department with assets in excess of $295 million. From October 1991 to June 1998, Mr. Quinn was a Vice President and the Bank Manager of a Norwest Bank location in downtown Denver. Mr. Quinn holds a Business Administration degree in general business from the University of Northern Colorado and a graduate degree in banking from the Stonier Graduate School of Banking of the University of Delaware.

Executive Compensation

        The following table sets forth the cash and noncash compensation for fiscal years 1999, 2000 and 2001 awarded to or earned by (i) the individual who served as the Company's Chief Executive Officer ("CEO") in fiscal year 2001; and (ii) the Company's four most highly compensated executive officers, other than the CEO (collectively, with the CEO, the "Named Executive Officers"), who were serving as executive officers for fiscal year 2001:

Summary Compensation Table

						Long Term Compensation
		Annual Compensation(1)
Name and Principal Position	Fiscal Year					Securities Underlying Options	All Other Compensation
		Salary(2)		Bonus(3)
Steven Bangert Chairman and CEO	2001 2000 1999	$ $ $	300,000 250,000 187,480	$ $ $	100,000 58,750 —	— — 43,301	$ $ $	10,479 10,806 8,946	(4)
Jonathan C. Lorenz Vice Chairman and President	2001 2000 1999	$ $ $	225,000 200,000 177,670	$ $ $	80,000 58,750 42,000	6,000 — 18,450	$ $ $	10,479 10,806 10,333	(5)
Richard J. Dalton Executive Vice President and CFO	2001 2000 1999	$ $ $	155,000 130,000 116,404	$ $ $	40,000 26,010 21,000	6,000 4,575 12,000	$ $ $	9,560 8,043 7,144	(6)
Virginia K. Berkeley President of Colorado Business Bank—Denver	2001 2000 1999	$ $ $	132,000 120,000 117,704	$ $ $	36,000 25,000 21,000	3,000 1,950 7,500	$ $ $	8,154 7,439 7,149	(7)
Kevin G. Quinn President of Arizona Business Bank	2001 2000 1999	$ $ $	120,000 90,000 85,000	$ $ $	37,000 3,795 —	24,000 8,213 12,026	$ $ $	7,326 5,560 4,500	(8)

(1)
The value of other annual compensation did not exceed the lesser of $50,000 or 10% of annual salary and bonus for any Named Executive Officer.

(2)
Actual salary paid in each respective fiscal year.

(3)
Actual bonus paid in each respective fiscal year.

(4)
All other compensation for 2001 consists of $279 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Mr. Bangert, and $10,200 contributed to Mr. Bangert's account in the Company's 401(K) Plan. 11

(5)
All other compensation for 2001 consists of $279 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Mr. Lorenz, and $10,200 contributed to Mr. Lorenz's account in the Company's 401(K) Plan.

(6)
All other compensation for 2001 consists of $260 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Mr. Dalton, and $9,300 contributed to Mr. Dalton's account in the Company's 401(K) Plan.

(7)
All other compensation for 2001 consists of $234 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Ms. Berkeley, and $7,920 contributed to Ms. Berkeley's account in the Company's 401(K) Plan.

(8)
All other compensation for 2001 consists of $176 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Mr. Quinn, and $7,150 contributed to Mr. Quinn's account in the Company's 401(K) Plan.

        The following table summarizes individual grants of stock options made during the 2001 fiscal year to each of the Named Executive Officers:

Option Grants in 2001

						Potential realizable value at assumed annual rates of stock price appreciation for option term(4)
			Percent of total options granted to employees in 2001
	Number of securities underlying options granted
Name				Exercise price(3)	Expiration date
						5%	10%
Jonathan C. Lorenz	6,000	(1)	2.3%	$12.00	1/3/2011	$59,940	$138,093
Richard J. Dalton	6,000	(1)	2.3%	$12.00	1/3/2011	$59,940	$138,093
Virginia K. Berkeley	3,000	(1)	1.1%	$12.00	1/3/2011	$29,970	$69,047
Kevin G. Quinn	6,000	(1)	2.3%	$12.00	1/3/2011	$59,940	$138,093
Kevin G. Quinn	18,000	(2)	6.9%	$11.67	10/2/2011	$185,761	$420,219

(1)
Options granted vest upon the third anniversary of the date of grant.

(2)
Options granted vest 25% per year commencing one year from the date of grant becoming fully exercisable after four years.

(3)
In each case, the exercise price was equal to or greater than the market price of the Common Stock on the date of grant.

(4)
The rates of appreciation used are for illustration only. No assurance can be given that actual experience will correspond to the assumed rates.

        The following table summarizes, on an aggregate basis, each exercise of stock options during the 2001 fiscal year by each of the Named Executive Officers and the 2001 fiscal year-end value of their unexercised options.

Aggregated Option Exercises in Last Fiscal Year
And Fiscal Year-End Option Values

			Number of securities underlying unexercised options at FY-end		Value of unexercised in-the-money options at FY-end(1)
Name	Shares Acquired on Exercise	Value Realized
			Exerciseable	Unexerciseable	Exerciseable	Unexercisable
Steven Bangert	—	$—	21,551	21,750	$32,327	$61,553
Jonathan C. Lorenz	16,000	$195,040	44,707	21,000	$503,972	$51,450
Richard J. Dalton	1,000	$11,250	29,817	16,500	$268,568	$38,715
Virginia K. Berkeley	1,600	$19,728	42,763	10,500	$488,910	$25,725
Kevin G. Quinn	—	$—	20,343	38,034	$104,673	$99,365

(1)
Calculated based on the product of: (a) the number of shares subject to options and (b) the difference between the fair market value of the underlying common stock at December 31, 2001, based on the closing sale price of the common stock on December 31, 2001, as reported on the Nasdaq National Market of $13.50 per share, and the exercise price of the options of $1.41 to $12.00 per share.

Employment Agreements

        The Company has entered into employment agreements with each of Jonathan C. Lorenz, Richard J. Dalton, Kevin G. Quinn, and Virginia K. Berkeley. Each such agreement is terminable at will by the Company or the employee and provides for annual salary, the use of a Company automobile or auto allowance, expenses related to membership at a country, health or social club and eligibility for a bonus and stock option grants. Each such agreement provides that, during the term of the agreement and for one year thereafter, the employee is prohibited from soliciting any employees or customers of the Company or the Bank. In the event that the Company terminates the employment agreement for reasons other than "for cause," or the Company constructively discharges the employee (for example, by materially decreasing his or her responsibilities or his or her compensation) or the employee's employment is terminated because of disability or death, the Company is required to pay the employee one full year of salary (including bonus) and maintain all other benefits for one full year after termination. Moreover, each such employment agreement requires the Company to make a lump sum payment to such employee in an amount equal to a multiple of such employee's annual compensation in the event that their employment is terminated within two years of the occurrence of certain types of changes of control of the Company or the Bank. Messrs. Lorenz, Dalton and Quinn, and Ms. Berkeley, would have received lump-sum severance payments of $912,000, $388,000, $324,000 and $420,000, respectively, upon a termination of employment after such a change in control, based on 2001 compensation.

Compensation Committee Report on Executive Compensation

        The Company and its subsidiaries are engaged in a highly competitive industry. In order to succeed, the Company must be able to attract and maintain qualified executives. To achieve this objective, the Company's Compensation Committee has structured executive compensation to include a fixed, base salary component and a contingent component tied to operating performance. The Committee believes this compensation structure enables the Company to attract and retain key executives.

        In setting base compensation, the Compensation Committee considers the overall performance of each executive with respect to the duties and responsibilities assigned him or her. Further, periodic surveys are taken of compensation levels and benefit programs offered by other community banks, bank holding companies and other industries in our market area, which provide the Compensation Committee with information on which to evaluate salary and compensation programs. The Compensation Committee maintains a philosophy that a significant element of compensation of executive officers must be directly and materially linked to operating performance. The benefit plans provided to the executive officers are designed to accomplish that goal. In particular, cash bonuses are heavily dependent on the Company meeting or exceeding budgeted net income objectives, as well as asset quality standards. The incentive bonus plan for executive officers consists of various objective and subjective criteria related to areas for which each executive has responsibility as well as for Company-wide performance. In 2001, the performance measurements were based on various factors including: the Company meeting its net income objectives, the individual banks' income contributions, non-interest income growth, control of noninterest expenses; asset quality; referrals between business lines, and growth objectives for total loans, total deposits and total assets.

        The 2001 salary level of the Company's Chief Executive Officer, Mr. Bangert, was established consistent with this compensation policy. The Compensation Committee conducted a review of Mr. Bangert's base compensation in January 2001. In its review, the Compensation Committee determined that the performance of Mr. Bangert was excellent, based upon the factors described above. As a result of this review, Mr. Bangert's salary was increased by $50,000 to $300,000. Mr. Bangert was also awarded a performance bonus of $100,000 in 2001. The bonus was based upon the prior year's earnings per share, growth objectives and the accomplishment of the Company's strategic goals.

        The Company's stock incentive plans are an important component of the Company's compensation program for executive officers and other employees. The plans are intended to advance the interests of the Company and its shareholders by encouraging and enabling executive officers and other employees to acquire and retain a proprietary interest in the Company. Through stock option grants, the long-range interests of management and employees are aligned with those of shareholders as the optionees accumulate meaningful stakes in the Company. The Compensation Committee makes all decisions concerning the granting of stock options to executive officers. These decisions are made on a subjective basis and generally do not bear a specific relationship to any particular measure of the Company's performance. The Compensation Committee believes that the stock option program is a valuable tool in recruiting, retaining and motivating employees, including executive officers.

        The Company maintains a 401(k) retirement savings plan applicable to all eligible employees, including executive officers. Under the plan, the Company typically matches a portion of employee contributions (for 2001, employee contributions were matched up to a maximum of 6% of compensation). At December 31, 2001, all employer contributions made on behalf of executive officers were vested in accordance with the vesting schedule of the plan, generally four years from commencement of employment, on the basis of the officers' past service with the Company.

        The Compensation Committee believes that the base salary compensation provided to the executive officers of the Company, including the Named Executive Officers, is appropriate and reasonable in light of such executives' duties, performance and responsibilities and that the contingent forms of compensation provided through bonuses and stock options provide additional, continuing incentives to executives in appropriate circumstances and are consistent with the benefits derived by shareholders of the Company.

        This report is submitted by the members of the Compensation Committee:

Howard R. Ross, Chairman
Noel N. Rothman
Timothy J. Travis

Compensation of Directors

        Each director who is not an employee of the Company is paid a director's fee of $1,000 for each meeting of the Board of Directors, or any committee thereof, attended by such director. In addition, during 2001 each director who was not an officer of the Company received options to purchase 1,545 shares of Common Stock for $12.00 per share under the 1998 Option Plan. Directors of the Company who also serve as employees do not receive additional compensation for their services as directors or committee members. All directors are reimbursed for expenses incurred in attending board and committee meetings.

Stock Performance Comparisons

        The following table compares the cumulative total return on a hypothetical investment of $100 in CoBiz common stock at our initial public offering price on June 18, 1998 and the closing price on December 31, 1998, 1999, 2000 and 2001, with the hypothetical cumulative total return on the Nasdaq Composite Index and the Nasdaq Bank Index for the comparable period.

	6/18/1998	12/31/1998	12/31/1999	12/31/2000	12/31/2001
CoBiz Inc.	$100	$91	$107	$146	$175
NASDAQ Composite Index	100	124	230	139	110
NASDAQ Bank Index	100	89	81	93	103

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        A representative of Deloitte & Touche LLP, the Company's independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders' questions and will have the opportunity to make a statement.

        Audit Fees.    Deloitte & Touche LLP billed a total of $129,250 for the audit of the Company's financial statements included in the annual report on Form 10-K for the year ended December 31, 2001, and the review of quarterly reports on Forms 10-Q filed during that year.

        Financial Information Systems Design and Implementation Fees.    Deloitte & Touche did not render any professional services to us in 2001 with respect to financial systems design and implementation.

        Other Fees.    Deloitte & Touche LLP billed a total of $111,450 for other services for the year ended December 31, 2001, including:

  (1)
  $22,300 for income tax consulting, planning and return preparation; and

  (2)
  $89,150 related to merger and acquisition activity.

AUDIT COMMITTEE REPORT

        The Audit Committee, in its oversight role over (1) the Company's financial accounting and reporting process, (2) the Company's system of internal controls established by management and (3) the external audit process, has met with management and the independent auditors of the Company. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company's audited financial statements included the independent auditor's judgments about the quality, not just the acceptability, of the Company's accounting principles and underlying estimates used in the Company's financial statements. The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61 ("SAS 61"), Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications ("SAS 90").

        The Audit Committee reviews and reports to the board of directors regarding the performance of the internal audit function and independent auditors, the integrity of the financial statements, management's efforts to maintain a system of internal controls, and compliance with legal and regulatory requirements. The committee:

  (1)
  has reviewed and discussed the audited financial statements included in the Company's 2001 Annual Report and Form 10-K with management;

  (2)
  has discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 90;

  (3)
  has received from the independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, (i) a written disclosure, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and (ii) a letter from the independent auditor confirming that, in its professional judgment, it is independent of the Company; and

  (4)
  has discussed with the auditors the auditors' independence from the Company.

        Based upon this review, discussion, disclosures, and materials described in (1) through (4) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2001 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

        This report is submitted by the Audit Committee.

Michael Burgamy, Chairman
Howard R. Ross
Mark S. Kipnis

PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of April 9, 2002, certain information regarding beneficial ownership of the Common Stock by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all of the Company's directors, executive officers and key employees as a group. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such owners.

Name and address of owner(1)	Number of shares Beneficial ownership	Percent of Class(2)
Steven Bangert(3)	1,802,282	13.66%
Jonathan C. Lorenz(4)	254,524	1.92%
Richard J. Dalton(5)	150,853	1.14%
Virginia K. Berkeley(6)	73,075	*
Mark S. Kipnis(7)	29,000	*
Noel N. Rothman(8)	1,192,537	9.05%
Howard R. Ross(9)	1,684,945	12.81%
Michael B. Burgamy(10)	149,288	1.13%
Timothy J. Travis(7)	59,408	*
Harold F. Mosanko(11)	175,870	1.34%
Alan R. Kennedy(12)	52,993	*
Thomas M. Longust(12)	43,716	*
Kevin G. Quinn(13)	42,050	*
All directors and executive officers as a group (21 persons)(14)	5,961,828	43.67%

(*)
Denotes less than 1% of shares outstanding.

(1)
Unless otherwise indicated, the address of each of the above-named shareholders is c/o CoBiz Inc., 821 Seventeenth Street, Denver, Colorado 80202.

(2)
In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of April 9, 2002.

(3)
Includes 159,045 shares held by Mr. Bangert's minor children, 228,562 shares held by Hawthorne Colorado, Inc. ("Hawthorne"), an entity of which Mr. Bangert is a director and 50% shareholder, 300 shares held by Remount Capital LLC, an entity of which Mr. Bangert is a 50% shareholder, and 43,301 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(4)
Includes 750 shares held by Mr. Lorenz' minor children and 59,707 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(5)
Includes 37,317 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(6)
Includes 2,589 shares held by Ms. Berkeley's minor child and 23,588 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(7)
Includes 6,496 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(8)
Includes 25,500 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner, 13,200 shares held in trust for Mr. Rothman's grandchildren, 45,000 shares held in a trust in which Mr. Rothman is a trustee and 6,496 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(9)
Includes 44,962 shares held by Mr. Ross' wife and 228,562 shares held by Hawthorne, an entity of which Mr. Ross is a director and 50% shareholder, 300 shares held by Remount Capital LLC, an entity of which Mr. Ross is a 50% shareholder, and 8,663 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(10)
Includes 8,663 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(11)
Includes 4,000 shares held jointly with Mr. Mosanko's brother and their mother, 355 shares held jointly by Mr. Mosanko and his son and 112,487 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(12)
Includes 7,138 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(13)
Includes 31,377 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

(14)
Includes 503,313 shares which may be issued upon the exercise of options exercisable within 60 days after April 9, 2002.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

        Our executive officers, key employees, directors and principal shareholders, members of their immediate families and businesses in which they hold controlling interests are our customers, and it is anticipated that such parties will continue to be our customers in the future. All outstanding loans and extensions of credit by us to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and, in our opinion, do not involve more than the normal risk of collectibility or contain other features unfavorable to us. At December 31, 2001, the aggregate balance of our loans and advances under existing lines of credit to these parties was approximately $9.2 million, or 1.3% of our total loans and leases.

        For additional information on certain relationships and transactions between the Company and certain officers, directors and principal shareholders, see "Committees of the Board of Directors—Compensation Committee Interlocks and Insider Participation" above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of the outstanding Common Stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5 with the SEC. Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on a review of the copies of such forms furnished to the Company, each of the Company's directors, officers and beneficial owners of more than 10% of the outstanding Common Stock have filed all forms required by Section 16 of the Exchange Act in fiscal 2001, except for James R. Conley, who did not timely file a Form 3 when he became a director, and Kevin G. Quinn and Charles E. Holmes, each of whom did not timely file a Form 4 with respect to one transaction.

2001 ANNUAL REPORT TO SHAREHOLDERS

        Included with this Proxy Statement is the Company's 2001 Annual Report to Shareholders, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the Securities and Exchange Commission.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR
2003 ANNUAL MEETING

        Shareholder proposals submitted for inclusion in the Company's proxy statement for the Annual Meeting of Shareholders in the year 2003 must be received by the Secretary of the Company not later than December 10, 2002.

        If the Company does not receive notice of a matter or proposal to be considered for the 2003 Annual Meeting of Shareholders (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement for such annual meeting) on or before February 17, 2003, then the persons appointed by the Board of Directors to act as proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at such annual meeting.

OTHER MATTERS

        The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

        Whether or not you plan to attend the Annual Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed return envelope.

By Order of the Board of Directors,

Richard J. Dalton
 Executive Vice President,
Chief Financial Officer
And Secretary

Dated: April 11, 2002

UPON WRITTEN REQUEST OF A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THIS SHAREHOLDERS MEETING WHO DID NOT RECEIVE A COPY OF THE ENCLOSED ANNUAL REPORT TO SHAREHOLDERS, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, ACCOMPANIED BY A LIST BRIEFLY DESCRIBING ALL THE EXHIBITS THERETO AND NOT CONTAINED THEREIN. THE COMPANY WILL FURNISH A COPY OF ANY EXHIBIT UPON THE ADDITIONAL REQUEST OF SUCH PERSON AND THE PAYMENT OF A FEE OF $0.25 PER PAGE. ADDRESS ANY SUCH REQUESTS TO RICHARD J. DALTON, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, COBIZ INC., 821 17TH STREET, DENVER, CO 80202. THE REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE MEETING, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE MEETING.

ANNEX A

COBIZ INC.

2002 EQUITY INCENTIVE PLAN

ARTICLE 1: DEFINITIONS

        1.1    Board.    The Board is the board of directors of the Company.

        1.2    Business Day.    A Business Day is any day other than a Saturday, Sunday or legal holiday in the State of Colorado.

        1.3    Change of Control.    A Change of Control is any of the following:

          [a]  the acquisition by any person, entity or group (as defined in Section 13(d) of the Exchange Act) (other than (i) the Company and its Subsidiaries, (ii) any employee benefit plan of the Company or its Subsidiaries or (iii) any Person who is an officer, director or beneficial owner of 5% or more of the outstanding Stock on the date the Plan is adopted by the Board) through one transaction or a series of transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

          [b]  the merger or consolidation of the Company or any Subsidiary as a result of which the Persons who were shareholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; provided, however, that, for purposes of this clause [b], any shares of stock of or other equity interest in the merged or consolidated entity that are issued to or retained by a Person who was a shareholder of the Company immediately prior to the transaction in respect of such Person's ownership interest in a party to the transaction other than the Company shall not be deemed to be owned by such Person immediately after the transaction (but shall be deemed to be outstanding);

          [c]    the liquidation or dissolution of the Company (other than (i) a dissolution occurring upon a merger or consolidation thereof, (ii) a liquidation of the Company into its Subsidiary or (iii) a liquidation or dissolution that is incident to a reorganization); and

          [d]  the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities.

        1.4    Code.    The Code is the Internal Revenue Code of 1986, as it may be amended.

        1.5    Committee.    Committee is one or more of the committees described below. Members of the Committee shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board.

          [a]  Generally: If paragraphs [b] and [c] below are not applicable, the Committee shall consist of one or more members of the Board and/or such other person or persons as may be appointed from time to time by the Board, or the entire Board if no such Committee has been appointed.

          [b]  For Reporting Persons: With respect to the grant or administration of any Options granted under the Plan to eligible employees who are subject to the reporting requirements under Section 16(a) of the Exchange Act, unless the Board determines otherwise, the Committee shall be constituted so as to comply with Rule 16b-3 promulgated under the Exchange Act and shall consist of [1] two non-employee directors (as defined in Rule 16b-3) or [2] the entire Board ("16b-3 Committee"); provided that if a 16b-3 Committee is not required for such grant or grants to meet the exemption requirements under Rule 16b-3, then this sentence shall not be applicable.

          [c]    For Compliance with Code Section 162(m): With respect to the grant or administration of any Options granted under the Plan to an eligible employee subject to Code Section 162(m) and for which the Board determines, in its discretion, that compliance with Code Section 162(m) is necessary or desirable, the Committee shall be constituted so as to comply with Code Section 162(m) and the Treasury Regulations thereunder and shall consist of two or more outside directors and no other person ("162(m) Committee"); provided that if a 162(m) Committee is not required for such grant or grants to meet the conditions of Code Section 162(m), then this sentence shall not be applicable.

        1.6    Company.    The Company is CoBiz Inc., a Colorado corporation, and its successors and assigns.

        1.7    Consultant.    A Consultant is a Person providing services to the Company or any Subsidiary as a consultant, advisor, sales representative, independent contractor or in any other capacity other than an employee or a director.

        1.8    Director.    A Director is a member of the Board or the board of directors of any Subsidiary.

        1.9    Exchange Act.    The Exchange Act is the Securities Exchange Act of 1934, as from time to time amended, or any functional successor to that Act, and the regulations of the Securities and Exchange Commission thereunder.

        1.10    Fair Market Value.    The Fair Market Value of a share of Stock is the closing price of the Stock on the principal exchange on which the Stock is traded, or, if the Stock is not traded on an exchange, as reported by Nasdaq, or, if the closing price of the Stock is not reported by Nasdaq, the average of the high bid and low asked prices for the Stock, as reported by Nasdaq or any other accepted source selected by the Committee, or, if bid and asked prices are not reported by any source acceptable to the Committee, the fair market value of the Stock as determined by the Committee in good faith by any reasonable means.

        1.11    Grant Date.    The Grant Date is the date when an Option is granted, as determined under 4.3.

        1.12    Incentive Option.    An Incentive Option means an Option designated as such at the time of grant and granted and administered in accordance with the requirements of Code Section 422.

        1.13    Key Employee.    A Key Employee is an employee of the Company or any Subsidiary whose judgment, initiative and continued efforts are expected to contribute to the successful conduct of the business of the Company or any Subsidiary, as determined by the Committee. A Key Employee may be a member of the Board who is also an employee of the Company or a Subsidiary.

        1.14    Non-Statutory Option.    A Non-Statutory Option means any Option other than an Incentive Option.

        1.15    Option.    An Option is the right granted to an Optionee under this Plan to acquire Stock pursuant to the Optionee's Option Agreement.

        1.16    Option Agreement.    An Option Agreement is the contract under which an Optionee is given the right to acquire Stock pursuant to this Plan.

        1.17    Option Price.    The Option Price is the exercise price established by the Committee with respect to an Optionee's Option.

        1.18    Optionee.    An Optionee is a Key Employee, Consultant or Director to whom the Committee has granted an Option.

        1.19    Parent.    A Parent is any corporation which owns, directly or indirectly, at least 50% of the Company's outstanding Stock.

        1.20    Person.    A Person includes a natural person and a corporation, limited liability company, partnership, limited partnership, trust, estate or other entity or association.

        1.21    Plan.    The Plan is this Equity Incentive Plan of the Company, as it may be amended.

        1.22    Securities Act.    The Securities Act is the Securities Act of 1933, as from time to time amended, or any functional successor to that act, and the regulations of the Securities and Exchange Commission thereunder.

        1.23    Stock.    Stock is the common stock, $.01 par value, of the Company.

        1.24    Subsidiary.    A Subsidiary is any corporation in which the Company owns, directly or indirectly, at least 50% of the total voting power of the corporation's stock.

        1.25    Treasury Regulations.    The Treasury Regulations are the regulations issued by the U.S. Treasury Department under Title 26 of the Code of Federal Regulations.

ARTICLE 2: PURPOSE AND TAX STATUS

        2.1    Purpose.    The purpose of this Plan is to enable the Company and its Subsidiaries to attract and retain Key Employees, Consultants and Directors by giving them an opportunity to acquire a proprietary interest in the Company and thereby create a more direct interest in the future success of the Company.

        2.2    Tax Status.    The Options granted under this Plan shall be either Incentive Options or Non-Statutory Options, in the discretion of the Committee. Each Option Agreement shall specify whether the Options granted thereby are Incentive Options or Non-Statutory Options. The Committee may grant either or both types of Options to any Optionee, except that Incentive Options can only be granted to Persons who are employees of the Company or a Subsidiary. If an Option granted as an Incentive Option fails for any reason to qualify as such under the Code, in whole or in part, it shall be deemed an Incentive Option to the extent it does so qualify and a Non-Statutory Option to the extent it does not so qualify.

        2.3    Interpretation.    This Plan and any Option Agreement, as well as all questions arising thereunder, shall be interpreted and answered in a manner consistent with the Code and applicable Treasury Regulations.

ARTICLE 3: ADMINISTRATION

        3.1    Committee.    The Plan shall be administered by the Committee.

        3.2    Authority of Committee.    The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations as it may deem necessary in order to administer the Plan. Without limitation, but subject to the other provisions of the Plan, the Committee is authorized to:

            (i)  Direct the grant of Options;

          (ii)  Determine the identity of the Key Employees, Consultants and Directors who shall be granted Options, the Grant Date and the number of shares of Stock to be covered by such Options;

          (iii)  Determine the Option Price, which, subject to Article 6, shall not be less than 85% of the Fair Market Value of the Stock on the Date of Grant;

          (iv)  Determine the manner and the times at which the Options shall be exercisable, including the discretion to accelerate the exercisability of any Option at any time and for any reason;

          (v)  Determine other conditions, restrictions and limitations, if any, on each Option granted under this Plan and any Stock issued upon exercise thereof (which need not be identical as to all Options or Stock), including, without limitation, restrictions on transfer of Stock, rights on the part of the Company or any other Persons to repurchase Options or Stock and provisions requiring the Optionee to restore to the Company any benefits obtained from Options or Stock in specified circumstances;

          (vi)  Prescribe the form or forms of the Option Agreements and of any other instruments required under this Plan and to change such forms from time to time;

        (vii)  Waive compliance (either generally or in any one or more particular instances) by an Optionee with the requirements of any Option Agreement or any rule or regulation with respect to an Option, subject to the terms of this Plan;

        (viii)  Impose restrictions, or waive any restrictions imposed, with respect to the transferability or voting of Stock acquired by the exercise of Options; and

          (ix)  Decide all questions and settle all controversies and disputes which may arise in connection with this Plan or any Option Agreement, and cure any defect, supply any omission or reconcile any inconsistency therein.

        3.3    Actions of Committee.    All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. In addition to any other rights of indemnification, each Committee member shall be indemnified by the Company against reasonable expenses (including attorneys' fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding (or in connection with any appeal) to which such person may be a party by reason of an action taken, or any failure to act, in connection with this Plan and any Option granted under it. This indemnification shall further extend to all amounts paid by any Committee member either in a settlement approved by the Committee or pursuant to a judgment in any such action, suit or proceeding, provided that the Committee member acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company. Any action taken by the Committee under this Plan may be made without notice or meeting of the Committee in a written consent signed by all members of the Committee.

ARTICLE 4: GRANT OF OPTIONS

        4.1    Shares Available.    There shall be 650,000 shares of Stock available for issuance under the Plan. All shares underlying Options granted under this Plan which for any reason are not exercised prior to option expiration, or which are otherwise cancelled or forfeited, shall be available for granting of further Options under this Plan.

        4.2    Participation.    Grants of Options may be made to any Key Employee, Consultant or Director. In selecting Optionees in its discretion, the Committee shall consider granting Options to those individuals whose judgment, initiative and continued efforts are expected to contribute to the successful conduct of the business of the Company or any Subsidiary. Individuals who have been granted Options may, if otherwise eligible, be granted additional Options.

        4.3    Grant Date.    With respect to each Option, the Grant Date is the date when the Committee approves the Option grant as specified in the Committee resolution containing such approval.

        4.4    Notice.    Notice of the grant of an Option shall be given to the Optionee within a reasonable time.

        4.5    Agreement.    Each Option shall be evidenced by a written Option Agreement, signed on behalf of the Company, containing such terms and provisions as the Committee may determine, subject to the provisions of this Plan. Each Option Agreement shall set forth the number of shares of Stock that may be purchased upon exercise thereof, the Option Price, the duration of the Option, the time or times at which or the events or conditions upon the occurrence of which the Option shall become exercisable as to all or any portion of the shares of Stock covered thereby, and any other terms and conditions determined by the Committee. If the Optionee fails to sign and deliver an original of the Option Agreement to the Company within thirty days after such agreement has been delivered to the Optionee, the Option granted by such Option Agreement shall automatically terminate at the end of such thirty-day period (unless the Committee otherwise determines).

        4.6    Period of Grant.    No Option shall be granted under this Plan after ten years from the date this Plan is approved by the stockholders of the Company. Options outstanding ten years or more after the effective date of the Plan shall continue to be governed by the provisions of this Plan.

        4.7    Terms.    The Committee may impose such terms and conditions upon the exercise of an Option as the Committee shall deem appropriate, in its discretion. Without limitation, these terms and conditions include all matters relating to granting, vesting, exercise, payment and termination of any Option. Any such provision shall be set forth in the Option Agreement between the Company and an Optionee.

ARTICLE 5: EXERCISE OF OPTIONS

        5.1    Time of Exercise.    Any Option granted under this Plan shall be exercisable at the time or times, upon the occurrence of the events and within the period specified in the Option Agreement, which period shall not be more than ten years from the Date of Grant. The provisions on exercise of the Option, including any provision on earlier termination, shall be as determined by the Committee. If any Option is not exercised during the applicable exercise period, it shall automatically expire as of the expiration of such period and shall be of no further force or effect.

        5.2    Manner of Exercise.    In order to exercise an Option, in whole or in part, the Optionee shall deliver to the Company a subscription agreement in a form to be attached to each Option Agreement, signed by the Optionee and, if the Optionee resides in a community property state, the Optionee's spouse, and shall pay the Option Price of the shares of Stock as to which the Option is being exercised as provided in Section 5.3. The Option shall continue with respect to any remaining shares as to which it has not been exercised, subject to the terms of the applicable Option Agreement. Within a reasonable time after its receipt of the subscription agreement and payment of the Option Price, the Company shall deliver to the Optionee a certificate representing the shares issuable upon such exercise and a check for any payment due in lieu of fractional shares.

        5.3    Payment of Option Price.    Unless the Option Agreement otherwise provides or unless the Committee otherwise determines, the Option Price shall be paid by the Optionee by check or by delivery to the Company of certificates representing shares of Stock then owned by the Optionee having a Fair Market Value as of the Exercise Date equal to the Option Price of the Stock for which the Option is being exercised, duly endorsed for transfer to the Company. If the Stock is publicly traded, the Company may, but shall not be required to, cooperate in such manner as the Optionee may reasonably request to effect a broker-assisted cashless exercise of an Option, including delivering the certificates for the Stock issuable upon exercise of the Option to a broker designated by the Optionee and entering into any agreement relating thereto.

        5.4    Legal Compliance.    If the Stock subject to an Option has not been registered under the Securities Act at the time the Option is exercised, such Stock shall be issued only upon delivery by the Optionee to the Company of an investment letter signed by the Optionee, in such form as the Committee may from time to time determine and containing such representations, warranties and covenants as the Committee may deem necessary to establish the availability of an exemption from the registration requirements of the Securities Act and all applicable state securities laws. Notwithstanding any other provision of the Plan or any Option Agreement, the Company shall not be obligated to sell any Stock pursuant to an Option Agreement unless and until, in the opinion of the Company's counsel, there has been compliance with all applicable federal and state laws and regulations and only when all other legal matters in connection with the issuance and delivery of such Stock have been approved by the Company's counsel. The Company shall use reasonable commercial efforts to effect any such compliance, and the Optionee shall take any action reasonably requested by the Company in connection therewith; provided, however, that in no event shall the Company be required to file a registration statement under the Securities Act or any state securities law to effect such compliance.

        5.5    Termination of Engagement.    Each Option Agreement shall specify the effect, if any, of the termination of the Optionee's engagement by the Company on the continuing existence or exercisability of the Option.

ARTICLE 6: INCENTIVE OPTIONS

        Notwithstanding any other provision of the Plan, the terms of Incentive Options shall be subject to the following restrictions:

          [a]  The aggregate Fair Market Value of the Stock with respect to which Incentive Options are exercisable for the first time by any Optionee in any calendar year, under the Plan and all other plans of the Company or its Parent or Subsidiaries, shall not exceed $100,000. For that purpose, Fair Market Value shall be determined as of the Date of Grant of each Option.

          [b]  The Option Price of an Incentive Option shall not be less than: [i] in the case of an Incentive Option issued to an Optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Parent or Subsidiaries, 110% of the Fair Market Value of the Stock on the Date of Grant and [ii] in all other cases, the Fair Market value of the Stock on the Date of Grant.

          [c]    Any Incentive Option granted to an Optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Parent, or Subsidiaries must expire not later than five years after the Date of Grant.

          [d]  Each Option Agreement for an Incentive Option shall provide as follows with respect to the exercise of the Incentive Option upon the termination of employment, death or disability of the Optionee: [i] if the Optionee dies or becomes disabled (within the meaning of Code Section 22(e)) during the term of the Incentive Option while still employed, or within the three- month period referred to in clause [ii], the Incentive Option may be exercised by those entitled to do so under the Optionee's will or under applicable law within twelve months following the Optionee's death or disability, but not thereafter; provided that such exercise must occur prior to the expiration of the Incentive Option and the Incentive Option may be exercised only as to the shares of Stock for which it had become exercisable on or before the date of the Optionee's death or disability; [ii] if the employment of the Optionee is terminated within the term of the Incentive Option for any reason other than the Optionee's death or disability or for "cause" (as defined below), the Incentive Option may be exercised by the Optionee within three months following the date of such termination, but not thereafter; provided that such exercise must occur prior to the expiration of the Incentive Option and the Incentive Option may be exercised only as to the shares of Stock for which it had become exercisable on or before the date of termination of the Optionee's employment and [iii] if the Optionee's employment is terminated for "cause" (as defined below) the unexercised portion of the Incentive Option shall automatically terminate as of the date of termination of employment. As used in this Article 6, "cause" shall mean [i] the willful failure of the Optionee substantially to perform the duties of his or her employment with the Company (other than any such failure due to the Optionee's physical or mental illness), [ii] the Optionee's engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates, [iii] the Optionee's willful breach of a material Company policy or procedure, [iv] the Optionee's conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or any other crime that involves dishonesty, malfeasance or moral turpitude or [v] the willful and material breach by the Optionee of any of his or her obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates.

        The foregoing requirements are based on the Code and Treasury Regulations as currently in effect and shall automatically be amended to conform to any amended requirements of the Code or the Treasury Regulations with respect to Incentive Options that may be adopted in the future.

ARTICLE 7: EFFECT OF CERTAIN CORPORATE ACTIONS

        7.1    Stock Splits.    The number of shares and Option Price of Stock subject to outstanding Options and the aggregate number of shares available for issuance under the Plan shall be proportionately adjusted in the event of any stock dividend, stock split, reverse stock split or other division or combination of outstanding shares of Stock as determined by the Committee.

        7.2    Change of Control.    In the event of a Change of Control, the Committee may, in its discretion, take such action with respect to outstanding Stock Options as it deems appropriate, including, without limitation [i] accelerating the exercisability thereof, subject to such procedures and conditions as it may determine, [ii] providing for the termination of all unexercised Stock Options as of the effective date of the Change of Control transaction, [iii] providing for the conversion of outstanding Stock Options into options or other rights to acquire stock or other securities or property of any entity that is a party to the transaction, or any affiliate of any such entity, for a price and on terms deemed reasonable by the Committee in its sole discretion or [iv] making cash payments or issuing Stock or other securities to Optionees in settlement of their Stock Option in an amount equal to the difference between the value (as implied by the terms of the Change of Control transaction) of the Stock for which they are then exercisable, or for all of the Stock covered thereby, as the Committee may determine, and the Stock Option Price thereof. The Committee shall not be required to take any of the foregoing actions and shall not be required to treat all outstanding Stock Options in the same manner.

        7.3    Fractional Shares.    If, upon any exercise of an Option, a fractional share of Stock would otherwise be issuable, the Company shall, in lieu of issuing the fractional share, pay the Optionee in cash the Fair Market Value thereof as of the date the Option was exercised.

ARTICLE 8: GENERAL PROVISIONS

        8.1    '83(b) Election.    If the Stock issued upon exercise of an Option is, under the terms of the Option Agreement, subject to a substantial risk of forfeiture (as that term is defined under '83 of the Code and applicable Treasury Regulations), and the Optionee makes an election under '83(b) of the Code to include in gross income (as compensation) the excess, if any, of the fair market value of such Stock over the Option Price, the Optionee shall give timely notice to the Company of the statement required by the Treasury Regulations under '83 of the Code.

        8.2    Withholding.    Whenever compensation income is recognized by an Optionee with respect to an Option, the Optionee shall be required to make a withholding tax payment to the Company. The amount of such payment shall equal the amount of federal and state income tax that the Company or any Subsidiary is required to withhold with respect to the issuance or disposition of such Stock. The Committee, in its sole discretion, may permit the Optionee to pay all or any portion of such tax withholding by transferring to the Company, or directing the Company to withhold from Stock otherwise issuable to such Optionee, shares of Stock having a Fair Market Value equal to the amount to be so paid, determined as of the date of exercise. To the extent the required withholding tax payment is not timely made by the Optionee, the Company or any Subsidiary may either withhold such payment from the Optionee's cash compensation or make such other arrangements as the Committee determines.

        8.3    No Employment Right.    Nothing in this Plan shall confer upon any Optionee the right to continue in the employ of the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to discharge the Optionee at any time for any reason whatsoever, with or without cause (subject to any employment agreement between the Company or any Subsidiary and the Optionee). Neither the existence of this Plan, nor the grant or termination of any Option under it, shall be the basis of any claim for damages or otherwise by an Optionee upon his or her termination of employment.

        8.4    No Stockholder Rights.    Prior to the issuance or transfer of Stock to the Optionee following the exercise of an Option, an Optionee shall have no rights as a stockholder with respect to any shares of Stock subject to any Option granted to such person under this Plan. Except as provided in 7.1, no adjustment shall be made in the number of shares of Stock issued to an Optionee, or in any other rights of the Optionee upon exercise of an Option by reason of any dividend, distribution, or other right granted to shareholders for which the record date is prior to the date of issuance of Stock pursuant to an Option.

        8.5    Transferability Restrictions; Repurchase Rights.    No Option, and no other rights acquired by an Optionee under this Plan, shall be assignable or transferable by an Optionee and all such rights are exercisable, during such person's lifetime, only by the Optionee; provided, however, that, subject to the requirements of the Code in the case of Incentive Options, (i) the Committee may authorize the assignment or transfer of an Option in its sole discretion and subject to such terms, conditions and restrictions as it deems appropriate and (ii) in the event the Optionee's Option Agreement expressly permits the Option to be exercised after the Optionee's death or disability, the Optionee's heirs or legal representatives, as the case may be, may exercise the Option in accordance with, and subject to all of the terms and conditions of, this Plan and the Optionee's Option Agreement. Any assignment, transfer, pledge, hypothecation or other disposition of any Option contrary to the provisions of this Plan or the Option Agreement, and any levy of any attachment or similar process upon an Option, shall be null and void and without effect. Upon the occurrence of such an event, the Committee may, in its discretion, terminate the Option. The Company may impose such transfer restrictions (not otherwise expressly provided for in this Plan) and repurchase rights on the Stock as the Committee may from time to time deem appropriate. Such transfer restrictions and repurchase rights shall be set forth in the Optionee's Option Agreement or in another written agreement between the Optionee and the Company.

        8.6    Other Employee Benefits.    By acceptance of the grant of an Option, the Optionee shall be deemed to have agreed that such Option is special incentive compensation that will not be taken into account, in any manner, as salary, compensation, or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan, program or policy of the Company or any Subsidiary. In addition, each beneficiary of a deceased Optionee shall be deemed to have agreed that such Option will not affect the amount of any life insurance coverage, if any, provided by the Company or any Subsidiary on the life of the Optionee which is payable to such beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

        8.7    Nonexclusivity of Plan.    Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitation on the power or authority of the Board to grant options to purchase Stock or other securities of the Company to any employee, consultant or director of the Company outside the Plan.

        8.8    Delivery.    Delivery of any notice or document shall occur upon actual delivery to the recipient (including receipt of telecopy or facsimile transmission).

        8.9    Amendment.    The Board may from time to time alter, amend, suspend or discontinue this Plan; provided, however, any amendment or modification that is required to be approved by the stockholders to enable the Plan to satisfy any applicable statutory or regulatory requirements shall be subject to such approval as may be required by the statute or regulation. However, no such action shall adversely affect the rights and obligations with respect to Options which are then outstanding under this Plan.

        8.10    Effective Date.    This Plan was approved by the Board on January 16, 2002 and shall become effective when approved by the shareholders of the Company.

PROXY	CoBiz Inc.
821 17th Street Denver, Colorado 80202 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 11, 2002, hereby appoints Steven Bangert and Jonathan C. Lorenz proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of CoBiz Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of CoBiz Inc. to be held on May 15, 2002 at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202 at 8:00 a.m., M.D.T., and any adjournment thereof. All Matters set forth below have been proposed by the Company.

1.	PROPOSAL TO AMEND ARTICLES OF INCORPORATION AND BYLAWS TO ELIMINATE STAGGERED TERMS FOR DIRECTORS AND REQUIRE THE ANNUAL ELECTION OF ALL DIRECTORS
	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	ELECTION OF DIRECTORS
	☐ FOR Jonathan C. Lorenz		☐ WITHHOLD AUTHORITY to vote for Jonathan C. Lorenz
	☐ FOR Mark S. Kipnis		☐ WITHHOLD AUTHORITY to vote for Mark S. Kipnis
	☐ FOR Alan R. Kennedy		☐ WITHHOLD AUTHORITY to vote for Alan R. Kennedy
	☐ FOR Virginia K. Berkeley		☐ WITHHOLD AUTHORITY to vote for Virginia K. Berkeley
3.	APPROVAL OF THE COBIZ, INC. 2002 EQUITY INCENTIVE PLAN
	☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	RATIFICATION OF INDEPENDENT ACCOUNTANTS
	☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued on reverse side)

        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all items noted above.

PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.

Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the left. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.
Date:	, 2002
Signature

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GENERAL INFORMATION
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
COMMITTEES OF THE BOARD OF DIRECTORS
MEETINGS OF THE BOARD AND COMMITTEES
MANAGEMENT
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
2001 ANNUAL REPORT TO SHAREHOLDERS
SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER MATTERS
ANNEX A COBIZ INC. 2002 EQUITY INCENTIVE PLAN